                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               UJB FINANCIAL CORP.
                (Name of Registrant as Specified in Its Charter)

                               UJB FINANCIAL CORP.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
              $125.00
- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
              PRE 14A
- --------------------------------------------------------------------------------
     (3) Filing party:
              UJB FINANCIAL CORP.
- --------------------------------------------------------------------------------
     (4) Date filed:
              February 22, 1994
- --------------------------------------------------------------------------------


- ---------------
   (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]                                                    UJB FINANCIAL CORP.
                                                          301 Carnegie Center
                                                          P.O. Box 2066
                                                          Princeton, NJ
                                                          08543-2066



                                                          T. JOSEPH SEMROD
                                                          Chairman of the Board
                                                          and President


March 11, 1994

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of UJB Financial Corp. scheduled to be held on Monday, April 25, 1994, at 2:30 p.m. at The Hyatt Regency Princeton, 201 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey. Your Board of Directors and senior management look forward to personally greeting those shareholders able to attend.


At the meeting, shareholders will be asked to elect five directors and to approve an increase in UJB Financial's authorized shares. Shareholders will also be asked to ratify the selection of KPMG Peat Marwick, independent certified public accountants, to audit the accounts of UJB for 1994 and to vote on two shareholder proposals, if presented to the meeting. We will also report to you on UJB's current operations and outlook. Members of the Board and management will be available to respond to any questions you may have.


Regardless of the number of shares you own, it is important that they be represented and voted at the meeting. Please sign, date and mail the enclosed proxy in the return envelope provided. Your prompt cooperation is appreciated.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

T. JOSEPH SEMROD

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             MONDAY, APRIL 25, 1994

TO OUR SHAREHOLDERS:

     The Annual Meeting of the shareholders of UJB Financial Corp. is scheduled to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey, on Monday, April 25, 1994 at 2:30 p.m. for the following purposes:

     1. To elect five Directors.

     2. To approve an amendment to the Restated Certificate of Incorporation of UJB Financial Corp. increasing authorized Common Stock from 65 million to 130 million shares.

     3. To ratify the selection of KPMG Peat Marwick, independent certified public accountants, to audit the consolidated financial statements of UJB Financial Corp. and its subsidiaries for the year ending December 31, 1994.

     4. To consider and vote on a shareholder proposal relating to cumulative voting.

     5. To consider and vote on a shareholder proposal relating to confidential voting.


     6. To transact such other business as may properly come before the meeting and any adjournment thereof.


     The Board of Directors by resolution has fixed the close of business on February 25, 1994 as the record date and hour for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign, date and promptly mail the enclosed white Proxy. Please act today.

                                          By order of the Board of Directors,
                                          RICHARD F. OBER, JR.
                                          Secretary

March 11, 1994

      PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU PLAN ON ATTENDING THE ANNUAL MEETING PLEASE SO INDICATE ON YOUR PROXY.

      IMPORTANT NOTICE: ALL SHAREHOLDERS PLANNING TO ATTEND THE ANNUAL MEETING SHOULD REFER TO THE BACK COVER FOR DIRECTIONS TO THE ANNUAL MEETING SITE AND FOR IMPORTANT INFORMATION REGARDING PROCEDURES FOR ADMITTANCE TO THE ANNUAL MEETING.

                                PROXY STATEMENT

     The mailing address of the corporate headquarters of UJB Financial Corp. ("UJB") is P.O. Box 2066, Princeton, New Jersey 08543-2066, and the telephone number is (609) 987-3200.

     This Proxy Statement and the enclosed proxy are being sent to shareholders on approximately March 11, 1994. A copy of the 1993 Annual Report to Shareholders, including financial statements, is enclosed.

     The following information is furnished in connection with a solicitation of proxies by the Board of Directors for the Annual Meeting. Except for matters described in this Proxy Statement and any proposals which have been omitted pursuant to Rule 14a-8 of the Securities and Exchange Commission ("SEC"), the Board of Directors does not know of any matter that will or may be presented at the Annual Meeting. With respect to any such omitted proposals and proposals not known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.


     A white proxy card is enclosed. Your vote is important and you are encouraged to return it by mail today. Each proxy submitted will be voted as directed; however, if not otherwise specified, proxies solicited by the Board of Directors will be voted for the Director nominees named herein, for the second and third proposals and against the fourth and fifth proposals set forth in the Notice of Annual Meeting of Shareholders and this Proxy Statement. If a shareholder is participating in UJB's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both shares of UJB common stock, par value $1.20 per share (the "Common Stock"), held by the shareholder in certificate form and shares of Common Stock held by the Dividend Reinvestment Plan Administrator in the shareholder's Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock held under the Dividend Reinvestment Plan will not be voted.



     Employees who hold Common Stock through participation in UJB's Savings Incentive Plan (the "Employee Savings Plan") will receive a separate card for use in providing voting instructions to the Employee Savings Plan's Trustee. Full shares held by the Employee Savings Plan will be voted by the Trustee in accordance with instructions received from participants. In the event such participants fail to return voting instructions, the Trustee will vote the participants' shares held in Sub-Fund B of the Employee Savings Plan in the manner deemed by the Trustee to be in the best interests of the beneficial owners of such shares, but the Trustee will not vote shares of such participants held in Sub-Fund E of the Employee Savings Plan.


     A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting a proxy may be revoked by filing with the Secretary of UJB a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the secretary of the Annual Meeting prior to the close of voting. Any shareholder of record may attend the Annual Meeting and vote in person, whether or not a proxy has previously been given.


     The close of business of UJB on February 25, 1994 has been fixed by the Board of Directors as the record date and hour for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On that date, there were 51,796,087 shares of Common Stock issued and outstanding, and there were no other voting securities of UJB outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. No shareholder is known to UJB to own beneficially more than 5% of the outstanding Common Stock of UJB.


     The companies listed immediately below are subsidiaries of UJB and are sometimes referred to below by means of the following abbreviations:

First Valley -- First Valley Corporation
FVBank -- First Valley Bank
Gibraltar -- Gibraltar Corporation of America
Hanover -- Hanover Bank
Hazleton -- The Hazleton National Bank
UJBank -- United Jersey Bank
UJB/Central -- United Jersey Bank/Central, N.A.
UJB/South -- United Jersey Bank/South, N.A.

                           1.  ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of UJB divides the UJB Board of Directors into three classes, with each class of Directors serving a staggered term of three years. Each class of Directors must consist, as nearly as possible, of one-third of the number of Directors constituting the entire Board of Directors. Presently there are four Directors in Class I, four Directors in Class II and four Directors in Class III. The terms of the Directors in Class I expire at the 1994 Annual Meeting, and the Class II Director elected to the Board between annual meetings is being submitted for shareholder approval. Accordingly, at the 1994 Annual Meeting, four Class I Directors are to be elected to serve until the 1997 Annual Meeting and one new Class II Director is to be elected to serve until the 1995 Annual Meeting and until their successors are elected and qualified. Set forth below, with respect to the nominees for election as Directors and the continuing members of the Board, are their names, ages, the year in which each first became a Director, their principal occupations during the past ten years and other positions. Each Director nominee is at present available for election as a member of the Board. If for any reason a Director nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substitute Director nominee selected by the Board of Directors or, at its option, the Board of Directors may reduce the number of Directors constituting the entire Board.

                               DIRECTOR NOMINEES
                        CLASS I -- TERM EXPIRING IN 1994

(PHOTO)              T.J. Dermot Dunphy, 61, Director since 1984. Director, Chief Executive
                     Officer and President (since 1971) of Sealed Air Corp. (protective packaging products and systems). Trustee of the Partnership for New
                     Jersey. Sponsor, "I Have A Dream" Program, Paterson, New Jersey.
                     Director of Public Service Enterprise Group, Inc. and UJBank (since
                     1981).

(PHOTO)              Fred G. Harvey, 65, Director since 1988. Director and Vice President
                     (since 1983) of E & E Corporation (engineering consulting services).
                     General Manager (1977-1983) of Bethlehem Steel Corporation. Director and
                     President of the Retired Employee Benefit Coalition (REBCO). Director of
                     First Valley (since 1981) and FVBank (since 1981).

(PHOTO)              Francis J. Mertz, 56, Director since 1986. Trustee (since 1991) and
                     President (since 1990) of Fairleigh Dickinson University. Director
                     (since 1982), former Vice Chairman (1990-1992) and former President
                     (1982-1990) of the Association of Independent Colleges and Universities
                     of New Jersey. Trustee (since 1990) and former President (1981-1990) of the Independent College Fund of New Jersey, Chairman of the New Jersey
                     Association of Colleges & Universities. Director of the National
                     Association of Independent Colleges & Universities. Director of UJBank
                     (since 1973) and Gibraltar (since 1989).

(PHOTO)              T. Joseph Semrod, 57, Director since 1981. Chairman of the Board, Chief
                     Executive Officer and President (since 1981) of UJB. Former Director
                     (1984-1986) of the Federal Reserve Bank of New York. Chairman-Elect of
                     the International Financial Conference. Trustee of the National Urban
                     League. Trustee and former Chairman of The Partnership for New Jersey.
                     Vice-Chairman of the New Jersey State Chamber of Commerce. Chairman of
                     the Board of UJBank.

                                DIRECTOR NOMINEE
                       CLASS II -- TERM EXPIRING IN 1995

(PHOTO)              George L. Miles, Jr., 52, Director since February 16, 1994. Executive
                     Vice President and Chief Operating Officer (since 1984) of Thirteen/WNET
                     (television broadcasting). Vice Chairman of the Board of Trustees of the
                     Association of America's Public Television Stations. Trustee of
                     Fairleigh Dickinson University. Director of Foundation for Minority
                     Interests in Media, Inc., National Dance Institute, Morris Museum and
                     Coro Foundation. Member, American Institute of C.P.A.s.

                                   DIRECTORS
                       CLASS II -- TERM EXPIRING IN 1995

(PHOTO)              John G. Collins, 57, Director since 1986. Vice Chairman of the Board
                     (since 1986) of UJB. Formerly Chairman of the Board (1983-1986),
                     Director, President and Chief Executive Officer (1982-1986) of
                     Commercial Bancshares, Inc. Chairman of the Board of Trustees of St.
                     Peter's College. Chairman of the Board of New Jersey Bankers
                     Association, Hudson County Tax Research Council and UJB Financial
                     Service Corporation. Director of Collier Services. Trustee of Collier
                     Services Foundation. Former Director of UJBank (1978-1990).

(PHOTO)              Henry S. Patterson II, 71, Director since 1971. Director and President
                     (since 1985) of E'town Corporation (parent company of regulated water utility and real estate company). Director (since 1959) and former
                     President 1973-1986) of Elizabethtown Water Company. Former Chairman
                     (1985-1990) and Commissioner (1979-1990) of the State of New Jersey
                     Commission of Investigation. Former Mayor (1962-1970) of Princeton
                     Borough, New Jersey. Director of Mount Holly Water Company, UJBank
                     (since 1983), UJB/Central (since 1967) and UJB Investor Services Co.
                     (since 1983).

(PHOTO)              Raymond Silverstein, 66, Director since 1991. Consultant (since 1989)
                     and former Principal (1949-1989) of Alloy, Silverstein, Shapiro, Adams,
                     Mulford & Co., P.C. (certified public accountants). Chairman of the
                     Board (since 1987) and Director (1970-1975 and since 1980) of UJB/South.
                     Former Chairman of the Board of Kennedy Health Care Foundation. Former
                     Trustee of John F. Kennedy Hospital and William Likoff Cardiovascular
                     Institute of Hahneman University.

                                   DIRECTORS
                       CLASS III -- TERM EXPIRING IN 1996


(PHOTO)              Robert L. Boyle, 58, Director since 1986. Representative (since 1991)
                     with the William H. Hintelmann Firm (realty and insurance) and Publisher
                     Emeritus (since 1978) of The Dispatch (newspaper). Regent of St. Peter's
                     College. Member of the State of New Jersey Supreme Court Ethics
                     Commission. Trustee of Monmouth Chemical Dependency Corp., Monmouth
                     County Organization for Social Services, Inc. (MCOSS),Oceanic Free
                     Library, Parents Support Group of New Jersey and Director of UJB/Central
                     (since 1990). Former Director of UJBank (1964-1990).

(PHOTO)              Elinor J. Ferdon, 57, Director since 1984. Volunteer professional.
                     Director (since 1974) and First Vice President (since 1987) of the Girl
                     Scouts of U.S.A. Trustee and President (since 1991) of World Foundation for Girl Guides and Girl Scouts, Inc. Vice Chair of Liberty Science
                     Center and Hall of Technology. Trustee of Fairleigh Dickinson University
                     and the National Urban League. Chair, Trustee Emeriti of Stoneleigh
                     Burnham School. Director of UJBank (since 1976).

(PHOTO)              John R. Howell, 60, Director since 1988. Vice Chairman of the Board
                     (since 1988) of UJB. Chairman of the Board (since 1983) and Director and
                     Chief Executive Officer (since 1976) of First Valley. Trustee of
                     Moravian College and the Allentown Art Museum. Chairman of the Board
                     (since 1988) and Director (since 1976) of FVBank. Chairman of the Board of First Valley Leasing Inc., First Valley Life Insurance Company and
                     Lehigh Securities Corporation. Director of the Lehigh Valley Industrial
                     Park, Hazleton and Hanover.

(PHOTO)              Joseph M. Tabak, 61, Director since 1987. President and Chief Executive
                     Officer (since 1991) of JPC Enterprises, Inc. (investment services).
                     Former Chairman (1988-1989) and former President (1971-1988) of Bunzl
                     Distribution USA, Inc., Northeastern Division and predecessor Jersey
                     Paper Company (distributor of paper and plastic disposable products).
                     Trustee of St. Peter's Hospital Foundation and Highland Park
                     Conservative Temple. Director of UJB/Central (since 1981).

                 BENEFICIAL OWNERSHIP OF UJB EQUITY SECURITIES
                      BY DIRECTORS AND EXECUTIVE OFFICERS

COMMON STOCK


     Set forth below are the number of shares of UJB Common Stock beneficially owned by each Director of UJB, by each executive officer listed in the Summary Compensation Table and by all Directors and executive officers of UJB as a group as of February 28, 1994. The beneficial owners listed below hold sole voting and investment power over all shares listed, except as indicated.



                                                                                      PERCENTAGE
                                                                    SHARES              OF UJB
                                                                 BENEFICIALLY           COMMON
                                                                    OWNED               STOCK
                                                                 ------------         ----------
Robert L. Boyle..............................................        93,603(1)            .18%
John G. Collins..............................................       229,717(2)            .44%
T.J. Dermot Dunphy...........................................        64,749               .13%
Elinor J. Ferdon.............................................        14,715(3)            .03%
John R. Haggerty.............................................       149,724(2)(4)         .29%
Fred G. Harvey...............................................         2,406(5)            .01%
John R. Howell...............................................       286,022(2)(6)         .55%
Francis J. Mertz.............................................        13,276(7)            .03%
George L. Miles, Jr..........................................         1,000               .01%
Stephen H. Paneyko...........................................       198,266(2)(8)         .38%
Henry S. Patterson II........................................        12,934               .03%
T. Joseph Semrod.............................................       582,393(2)(9)        1.12%
Raymond Silverstein..........................................        10,577(10)           .02%
Joseph M. Tabak..............................................        50,014               .10%
All Directors and executive officers as a group (24).........     2,382,393(11)          4.50%


- ---------------


     (1) Includes 24,408 shares held in trusts for which Mr. Boyle serves as trustee and 23,303 shares owned by Mr. Boyle's wife and children over which Mr. Boyle disclaims voting and investment powers.



     (2) Includes shares which may be acquired within sixty days under one or more of UJB's Stock Option Plans as follows: Mr. Collins -- 144,640 shares, Mr. Haggerty -- 95,217 shares, Mr. Howell -- 146,180 shares, Mr. Paneyko -- 121,980 shares, Mr. Semrod -- 403,891 shares.


     (3) Includes 3,000 shares owned by Mrs. Ferdon's husband over which Mrs. Ferdon disclaims voting and investment powers.


     (4) Includes 19,524 shares owned jointly with Mr. Haggerty's wife over which Mr. Haggerty shares voting and investment powers.


     (5) Mr. Harvey owns all of theses shares jointly with his wife and shares voting and investment powers with respect to these shares.

     (6) Includes 1,235 shares held by Mr. Howell's wife over which Mr. Howell disclaims voting and investment powers, 101 shares held by Mr. Howell as custodian for minor children and 63,799 shares which may be acquired immediately pursuant to options granted under the First Valley Incentive and Non-Qualified Stock Option Plans which were converted into options to purchase UJB Common Stock.


     (7) Includes 774 shares held by Mr. Mertz as custodian for minor children, 5,375 shares owned jointly with Mr. Mertz's wife over which Mr. Mertz shares voting and investment powers and 1,049 shares owned by Mr. Mertz's wife, over which Mr. Mertz disclaims voting and investment powers.



     (8) Includes 1,100 shares owned by Mr. Paneyko's wife and 2,601 shares owned by a family member living in the same household over which Mr. Paneyko disclaims voting and investment powers.

     (9) Includes 539 shares held for minor children in custodial accounts, 479 shares owned by Mr. Semrod's wife over which Mr. Semrod disclaims voting and investment powers and 56 shares held by Mr. Semrod as custodian for a minor child.



     (10) Includes 275 shares owned by Mr. Silverstein's wife over which Mr. Silverstein disclaims voting and investment powers and 566 shares owned by a partnership in which Mr. Silverstein is a general partner.



     (11) Voting and investment powers are shared as to 100,305 and disclaimed as to 34,680 of these shares. Includes 1,426,526 shares which may be acquired within 60 days under all Stock Option Plans.


PREFERRED STOCK


     Currently issued and outstanding are 600,166 shares of UJB's Adjustable Rate Cumulative Preferred Stock Series B. Messrs. Boyle and Tabak beneficially own 300 and 1,000 shares, respectively, of the Series B Preferred Stock.


                          CORPORATE GOVERNANCE OF UJB

DUTIES OF THE BOARD UNDER STATE LAW

     The laws of the State of New Jersey, where UJB is incorporated, provide that the business and affairs of a corporation shall be managed by or under the direction of its board of directors. The Board of Directors of UJB oversees the management of the business of UJB, determines corporate policies and appoints the chief executive officer and other officers of UJB.

STRUCTURE AND MEMBERSHIP OF THE UJB BOARD

     The Restated Certificate of Incorporation of UJB contains a provision adopted by vote of the shareholders in 1990 which divides the UJB Board into three classes, each of which serves a three-year term. Presently, there are four Class I Directors (whose terms expire at the 1994 Annual Meeting), four Class II Directors and four Class III Directors.

     In accordance with the long-standing practice of UJB's Board of Directors, more than a majority of the members of UJB's Board consists of nonemployee directors. Currently, of the twelve members of the Board of Directors, nine are not employees of UJB or its subsidiaries. In addition to attendance at Board meetings (the Board met six times during 1993) and Committee and Subcommittee meetings as described below (Committees and Subcommittees held 20 meetings in 1993), Directors discharge their responsibilities throughout the year by personal meetings and frequent telephone contact with UJB's executive officers and others regarding the business and affairs of UJB and its subsidiaries. Eleven of the twelve Directors additionally serve on one or more of the Boards of Directors of UJB's bank and nonbank subsidiaries.

BOARD COMMITTEES, FUNCTIONS AND ATTENDANCE

     To permit the Board of UJB to more efficiently discharge its duties, UJB has six standing Board committees, all of which held meetings in 1993: the Executive Committee, the Audit Committee, the Nominating Committee, the Compensation Committee, the Capital and Dividend Committee and the Acquisition Committee. Each of these Committees is chaired by a Director who is independent of the management of UJB and a majority of the membership of each Committee consists of Directors who are likewise independent of UJB management. In the case of three of the Committees, the Audit, the Nominating and the Compensation Committees, membership consists exclusively of Directors who are independent of UJB management. Committee membership and functions are set forth below:

     Executive. Chaired by Mr. Patterson and including Mrs. Ferdon and Messrs. Boyle, Dunphy, Semrod, Mertz and Tabak, this Committee held two meetings in 1993. The Executive Committee exercises the powers of the Board of Directors between meetings of the Board to the extent provided by law.

     Audit. Chaired by Mrs. Ferdon and including Messrs. Dunphy, Harvey, Patterson and Silverstein, this Committee held four meetings in 1993 and a special Subcommittee of the Audit Committee, consisting of Mrs. Ferdon and Messrs. Patterson and Tabak, held two meetings in 1993. The Audit Committee recommends to the Board of Directors the engagement and discharge of independent CPAs, considers the range of audit and nonaudit fees, and reviews with the independent CPAs their annual audit plan and the results of their auditing activities. The Committee also reviews the general audit plan, scope, and results of UJB's procedures for internal auditing, the independence of the internal and external auditors, and the adequacy of UJB's internal control structure. In addition, the reports of examination of UJB and its subsidiaries by state and federal bank regulatory agencies are reviewed by the Committee. The special Subcommittee of the Audit Committee reviewed and made recommendations with respect to the annual appointment process for the independent CPAs and reviewed the Audit Committee's duties and responsibilities statement to determine whether changes were appropriate in light of provisions contained in the Federal Deposit Insurance Corporation Improvement Act of 1991.

     Nominating. Chaired by Mr. Mertz and including Mrs. Ferdon and Messrs. Boyle, Harvey and Silverstein, this Committee held one meeting in 1993. The Nominating Committee recommends nominees to the Board for election as Directors and considers the performance of incumbent Directors in determining whether or not to nominate them for re-election.

     Compensation. Chaired by Mr. Patterson and including Mrs. Ferdon and Messrs. Boyle, Dunphy, Mertz and Tabak, this Committee held seven meetings in 1993. This Committee recommends to the Board employment, promotion, and remuneration arrangements for senior management, officers, and Directors, recommends compensation plans in which officers, Directors and employees are eligible to participate, and grants benefits under such plans.

     Capital and Dividend. Chaired by Mr. Tabak and including Messrs. Boyle, Collins, Harvey, Patterson and Silverstein, this Committee held two meetings in 1993. This Committee recommends capital programs and dividend policy for UJB to the Board.

     Acquisition. Chaired by Mr. Dunphy and including Messrs. Howell, Mertz, Patterson and Tabak, this Committee held two meetings in 1993. This Committee reviews acquisition strategy and reviews and recommends to the Board proposals for significant acquisitions.

     All Director nominees attended at least 75% of the aggregate of Board meetings and meetings of Committees and Subcommittees on which they served.

NOMINATIONS TO UJB'S BOARD

     The Nominating Committee will consider nominees recommended by shareholders. Nominations, including biographical information and a statement by the nominee that he or she is willing to serve if nominated, should be submitted to the Secretary by October 1 for consideration for proposal at the next annual meeting. UJB's By-Laws state that a nominee must own 1,000 shares of UJB Common Stock, be under the age of 70, and not be retired from his or her regular business or profession at the time of election, unless waived by the Board. In addition, various state and federal laws prohibit officers and directors of certain financial institutions, public utility holding companies, and competitors of UJB from serving on UJB's Board. Details may be obtained from the Secretary.

     The By-Laws of UJB provide that nominations for the election of directors may be made at an annual meeting by any shareholder entitled to vote at the annual meeting but only if written notice of such intent, sent either by personal delivery or by United States mail, is received by the Secretary of UJB not later than 70 days in advance of the annual meeting. The notice must be set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such holder is a holder of record of shares of UJB entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such holder, (d) such other information regarding each nominee proposed by such holder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors and (e) the consent of each nominee to serve as a director of UJB if so elected and a representation by such nominee that such person, at the time of notification satisfies, and, on the date of the Annual Meeting and thereafter during the continuation of directorship, will satisfy, the qualifications for service as a director as set forth in Section 13 of Article III of the By-Laws. The By-Laws also provide that the chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

REMUNERATION OF DIRECTORS


     Directors are paid $750 per Board and $750 per Committee and Subcommittee meeting attended. In 1993, each Director also received a $15,000 annual retainer. Mr. Patterson, Chair of the Executive and Compensation Committees, receives an additional $10,000 annual retainer and Mrs. Ferdon, Chair of the Audit Committee, receives an additional $5,000 annual retainer. Mr. Silverstein, while receiving meeting fees from UJB, does not receive an annual retainer from UJB due to his receipt of a $50,000 annual retainer (but no meeting fees) as Chairman of UJB/South pursuant to a consulting arrangement between Mr. Silverstein and UJB/South. Directors other than Mr. Silverstein who serve as directors of subsidiaries also receive fees from such subsidiaries, which vary in amount, with annual retainers, where paid by a subsidiary, ranging from $5,000 to $8,400 and fees for meetings attended ranging from $100 to $450. A Director may elect to defer payment of fees from UJB and subsidiaries until reaching a stated age or until conclusion of service as a Director of UJB, with interest on deferred sums payable at the rate paid by UJBank for IRA and Keogh Accounts.



     A retirement plan for outside Directors, i.e., Directors who are not officers or employees of UJB on the date their service as a UJB Director ends, provides that outside Directors with five or more years of service as a UJB Director (a "Vested Director") are entitled to receive annually, for ten years or the number of years served as a Director, whichever is less, commencing upon the Vested Director's attainment of age 65 and retirement from the UJB Board or upon the Vested Director's disability, payments equal to the highest annual retainer rate in effect at any time for service as a UJB Director during the two-year period immediately preceding the Vested Director's date of retirement or, if earlier, date of death or disability. The plan further provides that, in the event a Vested Director dies before receiving all benefits to which he or she is entitled, the Vested Director's surviving spouse is entitled to receive all benefits not received by the deceased Vested Director, commencing upon such Vested Director's death. Upon a Change in Control of UJB the plan provides that each Director then sitting on the UJB Board, notwithstanding the length of time served as a Director, becomes entitled to receive annually, for ten years or twice the number of years served as a Director, whichever is less, payments equal to the higher of (i) the Director's annual retainer at the time of the Director's termination of Board service, or (ii) the highest annual retainer in effect at any time during the two-year period immediately preceding the Change in Control, commencing on the latest to occur of (a) the termination of the Director's Board service, (b) attainment of age 65 or (c) any date designated by the Director prior to the Change in Control. The definition of Change in Control for purposes of the Plan parallels the definition of that term contained in the Termination Agreements discussed on pages 19 and 20 hereof.


                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed exclusively of Directors who are not, and have not been, officers or employees of UJB or any of its subsidiaries (collectively, the "Company"). It is presently chaired by Mr. Patterson, who also serves as Chair of the Executive Committee, and includes Mrs. Ferdon, Chair of the Audit Committee, Mr. Dunphy, Chair of the Acquisition Committee, Mr. Mertz, Chair of the Nominating Committee, Mr. Tabak, Chair of the Capital and Dividend Committee and Mr. Boyle. This Committee recommends to the Board the employment, promotion and remuneration of senior management, officers and Directors, recommends compensation plans in which officers, Directors and employees are eligible to participate, and grants benefits under such plans.

     One of the most important duties of this Committee is to determine the compensation of executives. UJB's executive compensation program is a coordinated and balanced program consisting of:

        -     Salary and benefits;

        -     Incentive cash compensation;

        -     Annual stock option program; and

        -     Long-term performance stock program (restricted stock).

     A number of elements are taken into account in determining an executive compensation program, including company size and performance, management philosophy, stock market price volatility, industry practices, company culture and organizational structure. A balance must be achieved among:

        - Aligning the executives' goals with the shareholders' goals of stock appreciation and yield;

        - The Company's goals of attracting, retaining and motivating the best possible executives in a cost-effective way; and

        - The executives' goals of maximizing the amount and certainty of compensation as well as security of position.

     The elements of the executive compensation program fulfill different purposes:

          The incentive cash feature stresses the importance of achieving specific goals each year.

        The stock option and restricted stock programs are intended to provide a long-term incentive to build the Company's business. They also serve as a strong motivator, a capital accumulation opportunity and a retention mechanism. Restricted stock awards are also tax deductible by the Company in most cases without incurring any cash outlay. By increasing the shareholdings of executives, the stock programs align the goals of UJB executives with those of UJB shareholders. These programs are submitted to the shareholders for approval prior to their implementation.

     By design, the present mix of the UJB executive compensation program is slightly below the median of peers in cash bonus and above the median in long-term stock-related compensation, although in 1993 this latter measure was closer to the median than in prior years. The Compensation Committee believes that this mix continues to provide an appropriate balance to maximize long-term shareholder interests. A heavily stock-based compensation program represents more risk to the executive because the compensation decreases if the Company's stock price declines. However, there is potentially more reward if the stock does appreciate, reflecting the increasing reward to the shareholders.


     The principal components of the compensation program can be seen in the Summary Compensation Table on page 11 under the following column headings: "(c) Salary", "(d) Bonus", "(f) Restricted Stock Awards" and "(g) Securities Underlying Options/SARs". Reporting of awards under the long-term performance stock program is split between two of the foregoing headings: one-fifth of each annual award (the unrestricted stock portion) appears in the column titled "(d) Bonus" where it is aggregated with an executive's incentive cash bonus award, while four-fifths of each annual award (the restricted stock portion) appears under the general caption "Long Term Compensation" in the column titled "(f) Restricted Stock Awards". The last column of the Cash Compensation Table, "(h) All Other Compensation", aggregates the remaining miscellaneous forms of compensation, including the portion of term life insurance premiums taxable to executives under the Company life insurance program applicable to all employees and the employer matching contribution paid to the executive's accounts in the Employee Savings Plan, a profit sharing and retirement plan established pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the "Code") pursuant to which the Company matches, subject commencing in 1994 to a maximum employer contribution of $2,925, 65% of voluntary contributions by an employee up to 3% of the employee's base salary. All employees are eligible to participate in the Employee Savings Plan after one year of service. Approximately 37% of the Employee Savings Plan's assets are invested in UJB Common Stock, further aligning the employees' interests with those of the shareholders.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                                 ---------------------------
                                                                                           AWARDS
                                                 ANNUAL COMPENSATION             ---------------------------
                                        --------------------------------------                       (G)
                                                                      (E)             (F)         SECURITIES       (H)
                                                                  OTHER ANNUAL     RESTRICTED     UNDERLYING    ALL OTHER
              (A)                (B)       (C)          (D)         COMPEN-          STOCK         OPTIONS/      COMPEN-
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)(1)   SATION($)(2)   AWARD(S)($)(3)    SARS(#)     SATION($)(4)
- -------------------------------  ----   ---------   -----------   ------------   --------------   ----------   ------------
T. Joseph Semrod                 1993   $665,000     $ 284,350       $--            $225,400         58,000      $ 16,140
  Chairman of the Board,         1992    646,250       207,108       --              296,432         58,000        15,627
  CEO and President of UJB;      1991    630,615       164,170       --              264,680         62,840        10,655
  Chairman of the Board          1990    604,231       155,189       --              248,755        112,460         8,243
  of UJBank                      1989    561,538       352,025       --              348,099         72,320         8,517
John G. Collins                  1993    297,850       110,720       --               54,880         20,000        12,195
  Vice Chairman of the Board     1992    286,250        65,713       --               66,850         18,000        11,048
  of UJB                         1991    282,065        51,605       --               56,420         19,960         9,512
                                 1990    275,000        44,750       --               39,000         37,180         9,156
                                 1989    265,000        63,694       --               54,777         25,570         8,603
John R. Howell                   1993    292,750       100,720       --               54,880         20,000        11,632
  Vice Chairman of the Board     1992    281,250        71,603       --               66,850         18,000         8,868
  of UJB; Chairman of the Board  1991    277,667        54,845       --               55,380         19,960         8,473
  and CEO of First Valley and    1990    265,000        51,375       --               45,500         37,180        10,596
  Chairman of FVBank             1989    250,000       123,300       --               91,200         25,570         8,594
Stephen H. Paneyko               1993    248,400        80,280       --               43,120         16,000         9,978
  Senior Executive Vice
    President                    1992    238,750        55,713       --               66,850         14,000         8,114
  -- Commercial Banking of UJB   1991    233,100        42,765       --               47,060         14,930         5,292
                                 1990    225,000        39,750       --               39,000         27,810         7,668
                                 1989    200,000        98,800       --               91,200         24,450         7,040
John R. Haggerty                 1993    237,150        83,780       --               43,120         16,000         8,327
  Senior Executive Vice
    President                    1992    228,000        49,606       --               50,424         14,000         7,889
  -- Finance of UJB              1991    222,688        42,713       --               44,850         14,930         7,260
                                 1990    215,000        39,750       --               39,000         27,810         8,465
                                 1989    200,000        90,991       --               59,964         19,130         7,747

- ---------------
(1) Includes value of one-fifth of performance stock award and any cash bonus, both of which are paid in the fiscal year following the fiscal year for which they are reported.

(2) Perquisites and other personal benefits, securities or property paid during the indicated fiscal year did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the annual salary and bonus reported in the table for that individual, and are therefore excluded from "Other Compensation".

(3) The total number of restricted shares held and their aggregate market value as of December 31, 1993 are as follows: Mr. Semrod: 46,047 shares, $1,105,128; Mr. Collins: 8,765 shares, $210,360; Mr. Howell: 9,756 shares,
    $234,144; Mr. Paneyko: 8,972 shares, $215,328; Mr. Haggerty: 7,634 shares,
    $183,216.

    Restricted stock awards (indicated in shares) which provided for vesting in less than three years were as follows:

                                1989                 1990                 1991                 1992                 1993
                          -----------------    -----------------    -----------------    -----------------    -----------------
      VESTING PERIODS     1 YEAR    2 YEARS    1 YEAR    2 YEARS    1 YEAR    2 YEARS    1 YEAR    2 YEARS    1 YEAR    2 YEARS
                          ------    -------    ------    -------    ------    -------    ------    -------    ------    -------
    Semrod                 6,107      6,107     7,654      7,654     4,072      4,072     3,104      3,104     2,300      2,300
    Collins                  961        961     1,200      1,200       868        868       700        700       560        560
    Howell                 1,600      1,600     1,400      1,400       852        852       700        700       560        560
    Paneyko                1,600      1,600     1,200      1,200       724        724       700        700       440        440
    Haggerty               1,052      1,052     1,200      1,200       690        690       528        528       440        440

    Dividends are paid on all restricted shares held by the named executive officers.


(4) Amounts listed under "All Other Compensation" for 1993 include Company contributions to the Employee Savings Plan (SIP) and the dollar value of insurance premiums paid with respect to term life insurance (INS) for the named executive officers as follows: Mr. Semrod: SIP - $4,620, INS - $11,520; Mr. Collins: SIP - $4,599, INS - $7,596; Mr. Howell:
    SIP - $4,114, INS - $7,518; Mr. Paneyko: SIP - $4,599, INS - $5,379; Mr.
    Haggerty: SIP - $4,506, INS - $3,821.

     The Compensation Committee periodically utilizes surveys and advice provided by outside compensation consultants in arriving at and making adjustments to the total compensation package appropriate for the executive officers of the Company. The surveys considered by the Compensation Committee for this purpose are primarily peer industry surveys but cross-industry surveys are also reviewed. The peer companies included in the peer industry surveys are selected by the independent firms which conduct the surveys and consist of the commercial banks and bank holding companies operating primarily in the United States which are, generally, in the same asset size group as the Company.


     Salary. Base salaries for executive officers, when initially set, are generally dependent upon peer industry salaries paid for comparable positions (as reflected in peer industry salary surveys) and correlate generally to the size of the organization. The responsibilities to be undertaken and the experience level of the particular executive officer are also taken into consideration when setting a salary. The Compensation Committee seeks to maintain average executive officer salaries near peer industry medians. With respect to increases in base salaries, the overall general performance of the Company for a given year is taken into account in arriving at a percentage increase which is applied Company-wide as a guideline to the merit salary increases of all employees, including executive officers. Deviations from the guideline percentage are permitted in cases of exceptionally superior or inferior performance and to correct significant variances from marketplace salaries. A guideline percentage of four percent was applied to general salary increases during 1993.


     Cash Bonus. Cash bonuses are awarded pursuant to the Incentive Plan, a short-term plan adopted in 1982. The Incentive Plan provides for awards of cash bonuses to key officers of the Company at the conclusion of a fiscal year based on the Company's performance in relation to goals set for the Company at the beginning of the year, the Company's performance compared to peers, and the individual contributions of the officers involved and their profit centers. The aggregate amount of bonuses may not exceed 50% of aggregate participants' salaries and no bonuses will normally be paid when the after-tax income of the Company is less than 7% of average capital for the year, subject to the right of the Compensation Committee to make exceptions when warranted.

     There are three levels of participants in the Incentive Plan: the Chief Executive Officer and corporate line and staff heads (the level at which executive officers participate); chief executives and group heads of larger subsidiaries; and other senior officers. At the level of participation designated for executive officers, the Compensation Committee periodically uses surveys and recommendations provided by outside compensation consultants to establish percentages of base salary representing a cash bonus guideline and ranges for permissible deviations above and below that guideline. In determining the amount of cash bonus to award executive officers for a particular year, the Compensation Committee evaluates the Company's performance (as a percentage of the performance deemed desirable by the Committee) for that year using four evaluation categories and pays a cash bonus equal to the rating percentage times the cash bonus guideline (but no higher than the maximum and no lower than the minimum in the guidelines range). The four evaluation categories are: financial and strategic plans, earnings growth rate, financial performance compared to industry peers in the Company's geographic region and strategic market positioning objectives. The Compensation Committee assigns relative weights to these categories each year which reflect, in its judgment, as of that year, the relative importance of each category to the long-term financial prospects of the Company. In arriving at the bonus paid with respect to 1993, the Compensation Committee determined that the Company had performed in a manner earning it a 95% rating, but, instead of paying the 95% of guideline indicated by the performance rating procedures, elected in its discretion to pay a slightly lesser bonus.


     Stock Bonus and Long Term Compensation. To encourage growth in shareholder value the Committee believes that senior executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in the Company and its on-going success. An equity position in the business focuses attention on managing the Company as an owner. To encourage growth in shareholder value, the stock component of the executive compensation program includes a long-term performance stock program and a stock option program. These stock-based programs are designed to mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of time.

     The Long-Term Performance Stock Program is designed to reward executives who meet predetermined goals and retain the executives by paying out stock over a period of time. Pursuant to regulations of the SEC one-fifth of an annual award, the unrestricted stock portion, is reported as annual compensation in column (d) of the Summary Compensation Table. The remaining four-fifths of an annual award, the restricted stock portion, vests in equal annual installments over the four years following an award and is reported as long-term compensation. Each participant proposes goals applicable to a particular fiscal year which are reviewed by the Chief Executive Officer to determine whether they offer significant benefit to the Company and sufficient challenge to the executive. These goals vary greatly among the executive officers and range from broad, quantifiable goals of the Company, such as earnings growth, to goals relating to personal development. The Compensation Committee periodically utilizes surveys and recommendations provided by outside compensation consultants to establish a long-term performance stock guideline and ranges for permissible deviations above and below this guideline. Slightly lower guidelines were set for 1993 as a result of the Compensation Committee's review of surveys and recommendations relating to current industry practices. Following the end of each fiscal year the Chief Executive Officer evaluates the extent to which each executive officer has met his or her predetermined performance goals and, on the basis of this evaluation, determines an appropriate long-term performance stock grant recommendation for each executive officer. The Compensation Committee then weighs as it deems appropriate the performance goals for each executive officer and the evaluation and recommendation of the Chief Executive Officer and makes a long-term performance stock grant after taking into account the overall performance of the Company, one or more elements thereof or any other factors the Compensation Committee considers relevant. Sixty-five senior officers participated in the January 1994 grant applicable to services rendered in 1993, receiving an aggregate of 59,840 shares.


     Stock options are a performance-motivating incentive because they have no value unless the Company's stock price increases. Surveys and recommendations provided by outside compensation consultants are periodically used by the Compensation Committee to establish stock option guidelines (determined in number of options), and ranges of permissible deviations above and below those guidelines, for each salary level of senior officer at UJB and each of its subsidiaries. The Compensation Committee, on a subjective basis and entirely within its discretion, then evaluates the overall financial performance of the Company, or any element thereof, and determines whether to grant options in accordance with the stock option program guidelines or amounts greater than or less than the guidelines. The Compensation Committee does not generally consider currently outstanding and previously granted options when making grants. The Compensation Committee does consider the aggregate size of current grants when making individual grants.


     The stock option program is designed with a broad scope to align the interests of a large number of employees with shareholder interests. A total of 444 current employees hold one or more stock options granted with respect to the current year or to prior years. This amounts to 9% of the full-time work force. With respect to stock options granted in January 1994 for services rendered in 1993, 322 employees received options on 449,500 shares. Set forth in the Summary Compensation Table are the stock option grants made in January 1994 to the five named executive officers for services rendered in 1993. The table titled "Option Grants in Last Fiscal Year" sets forth (pursuant to SEC requirements) the stock option grants made to the five named executive officers in 1993 for services rendered in 1992.

     The Company also offers a payroll deduction plan which facilitates employee purchases of UJB Common Stock through the Dividend Reinvestment Plan. As with purchases made by any other shareholder participating in the Dividend Reinvestment Plan, such purchases occur at 100% of the fair market value of UJB Common Stock averaged over a five-day period without payment of any brokerage fees.


     Chief Executive Officer. In general, Mr. Semrod's compensation is determined in the same manner as that of other senior executives, as described above. On the basis of peer industry salary surveys and the commentary of compensation consultants, Mr. Semrod and the Compensation Committee mutually concurred that Mr. Semrod would forego an increase in salary at his October 1, 1993 salary review date and instead maintain his salary at the prior year's level. In determining Mr. Semrod's cash bonus, stock option grant and long-term performance stock award for 1993, the Compensation Committee, in addition to the surveys and recommendations of compensation consultants previously cited and in accordance with the

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS(1)
- --------------------------------------------------------------------------------------------------   ALTERNATIVE TO (F)
                                                           (C)                                            AND (G):
                                            (B)         PERCENT OF                                    GRANT DATE VALUE
                                         NUMBER OF        TOTAL          (D)                         -------------------
                                         SECURITIES    OPTIONS/SARS    EXERCISE
                                         UNDERLYING     GRANTED TO     OR BASE                               (F)
                 (A)                    OPTIONS/SARS   EMPLOYEES IN     PRICE            (E)             GRANT DATE
                 NAME                    GRANTED(#)    FISCAL YEAR    ($/SH)(2)    EXPIRATION DATE   PRESENT VALUE($)(3)
- --------------------------------------  ------------   ------------   ----------   ---------------   -------------------
T. Joseph Semrod (CEO)................      58,000          12%        $25.0625        5/9/2003           $ 510,886
John G. Collins.......................      18,000           4%         25.0625        5/9/2003             158,551
John R. Howell........................      18,000           4%         25.0625        5/9/2003             158,551
Stephen H. Paneyko....................      14,000           3%         25.0625        5/9/2003             123,317
John R. Haggerty......................      14,000           3%         25.0625        5/9/2003             123,317

- ---------------

(1) The stock option grants listed in this table are reported as 1992 compensation on the Summary Compensation Table.

(2) Exercise price equals 100% of the fair market value of a share of UJB Common Stock on the grant date, which was April 29, 1993 for all options listed above. All listed options are nonqualified options, become exercisable one year from the date of grant and terminate upon a termination of employment, except termination of employment occurring due to death, disability, retirement or dismissal without cause.

(3) Black-Scholes Option Pricing Model used. The Black-Scholes value based on four years of quarterly stock prices and dividends was .362. The assumptions used to arrive at that value were: 5-year stock price volatility of .4675; 5-year dividend yield of 4.68%; 10-year option term; 7% risk-free rate of return.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


             (A)                     (B)                (C)              (D)            (E)            (F)       (G)
                                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                       UNDERLYING UNEXERCISED
                                                                            OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                                                                           AT FY-END(#)(1)               AT FY-END($)(1)
                               SHARES ACQUIRED                       ---------------------------   ---------------------------
            NAME               ON EXERCISE(#)    VALUE REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  ---------------   -----------------   -----------   -------------   -----------   -------------
T. Joseph Semrod (CEO).......         7,123          $ 103,926          355,329        88,791       $3,245,868     $ 139,323
John G. Collins..............       --                --                121,735        31,945       1,004,465         50,551
John R. Howell...............       --                --                191,979(2)     18,000       1,928,845(2)           0
Stephen H. Paneyko...........         4,500             75,812          107,980        14,000         899,487              0
John R. Haggerty.............        10,623            214,481           81,217        14,000         574,385              0


- ---------------

(1) Year-end 1993 numbers and values exclude options granted in January 1994, which are reported as 1993 compensation on the Summary Compensation Table.



(2) Includes options granted by First Valley Corporation prior to its merger into the Company, which options were converted in the merger to options to purchase stock of the Company.



practices and procedures described above, subjectively considered the following events in arriving at the grants and awards reported for Mr. Semrod in the Summary Compensation Table:


    Management of the Company initiated and implemented a major organizational restructuring centering on core lines of business and a consolidation of member banks into a single bank in each of New Jersey and Pennsylvania -- actions projected to produce annualized savings and revenues of $40 million.

    An expansion of the Company's retail franchise in Bergen County through the signing of a definitive agreement to merge with VSB Bancorp, Inc., parent of Valley Savings Bank.

    Net income in 1993 increased 45 percent over 1992 despite a one-time restructuring charge, continuing three years of sustained earnings growth and permitting an increase in the common stock dividend twice during 1993 for a total increase of 40 percent.

    Nonperforming loans decreased over 30 percent during 1993, producing ten consecutive quarters of declining nonperforming loans.

    A strengthening of capital ratios in 1993 through improved earnings and ongoing balance sheet management -- Tier I capital increased to 9.37 percent, more than double the 4 percent minimum regulatory guideline, and risk-based capital increased to 12.43 percent, also significantly above the 8 percent minimum regulatory guideline.


     Compensation Deductibility Limitation. In 1993, the Code was amended to add Section 162(m) ("Section 162(m)"), which limits to $1 million the amount that a publicly-held corporation such as UJB can deduct for compensation paid to certain senior executive officers (the "deductibility limitation"). Proposed regulations promulgated December 15, 1993 by the Internal Revenue Service (the "Service") interpreting this provision of the Code exempt certain compensation expenses ("exempt compensation expense") from the deductibility limitation, principally: compensation attributable to stock options granted at fair market value pursuant to a plan that has received shareholder approval and satisfied certain other requirements ("exempt options"), compensation payable solely on account of the attainment of one or more objective performance goals established by a compensation committee prior to the commencement of the service to which the performance goals relate and at a time when it is substantially uncertain whether the performance goals will be met ("performance compensation") and compensation paid pursuant to written binding contracts in effect on February 17, 1993 and not materially modified after that date ("grandfathered contracts").



     Option grants reported in column (g) of the Summary Compensation Table do not produce taxable income to the executive officer, or a potential deductible compensation expense to UJB, until the option is exercised by the executive officer at a time when the market price of the UJB Common Stock underlying the option exceeds the exercise price of the option. All of UJB's currently outstanding options are exempt options and therefore will produce exempt compensation expense for UJB upon their exercise. Restricted stock awards reported in column (f) of the Summary Compensation Table do not generate taxable income to the executive officer, or a potential deductible compensation expense to UJB, until restrictions on the awarded shares lapse. Restricted stock awards made prior to February 17, 1993 qualify as grandfathered contracts and will thus generate exempt compensation expense for UJB in the year restrictions on such awarded shares lapse. Restricted stock awards made after February 17, 1993 do not qualify as grandfathered contracts and consequently will not generate exempt compensation expense for UJB upon the lapse of applicable restrictions or otherwise. Compensation reported in columns of the Summary Compensation Table other than (f) and (g) does not currently qualify as exempt compensation expense and thus will be subject to the deductibility limitation to the extent paid in 1994 and thereafter.



     The Compensation Committee has determined that under UJB's current compensation program and at UJB's current levels of executive compensation the deductibility limitation may, if at all, restrict the deductibility of compensation paid to only one of UJB's named executive officers and that the effect on the Company, if such occurs, should be negligible. Based upon this determination and the interpretive questions which remain after the relatively recent release of the Service's proposed regulations under Section 162(m), the Compensation Committee has elected to defer until a time when its questions can be answered with greater certainty the consideration of what changes, if any, should be made to UJB's 1993 Incentive Stock and Option Plan adopted by shareholders just last year, and other compensation programs.



Respectfully submitted,


Henry S. Patterson II, Chairman


Robert L. Boyle, T. J. Dermot Dunphy, Elinor J. Ferdon, Francis J. Mertz and Joseph M. Tabak

                            STOCK PERFORMANCE GRAPH


     Set forth below is the five year Cumulative Total Return stock performance graph for (i) UJB Common Stock, (ii) the Media General ("MG") Mid-Atlantic Bank Group, a group encompassing virtually all publicly traded banking companies in New York, New Jersey, Pennsylvania, Delaware, Maryland and the District of Columbia (133 companies) and (iii) the New York Stock Exchange ("NYSE") Market Value Index, a broad market index covering all stocks listed on the NYSE.


      UJB FINANCIAL, NYSE MARKET VALUE INDEX & MG MID-ATLANTIC BANK GROUP

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

                                               Fiscal Year Ending
Company               1988     1989       1990       1991       1992       1993
- -------               ---------------------------------------------------------
UJB FINANCIAL CP      100       94.22      38.60      83.84     144.98     147.32
PEER GROUP            100      115.76      90.08     119.88     150.12     186.49
BROAD MARKET          100      127.57     122.36     158.35     165.35     188.25



Assumes $100 invested on January 1, 1989
* Total Return assumes reinvestment

            ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

     Some executive officers, Directors and nominees for election as Director of UJB and their associates have deposit accounts with one or more of UJB's bank subsidiaries and may also have transactions with one or more subsidiaries, including loans, in the ordinary course of business. All loans in excess of $60,000 to executive officers and Directors and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Messrs. Boyle, Haggerty, Harvey, Mertz, Patterson, Semrod, Skidmore and Tabak and Mrs. Ferdon as well as UJB are defendants in a purported class action and derivative lawsuit brought by plaintiffs who are alleged to have owned or purchased UJB's securities from approximately February 1, 1988 through July 1990. Violations are alleged of Sections 10(b), 14(a) and 20 of the Securities Exchange Act of 1934 (the "Exchange Act"), Sections 11, 12 and 15 of the Securities Act of 1933 (the "Securities Act"), the proxy rules and New Jersey common law. The suit was commenced in United States District Court for the District of New Jersey, Trenton, on April 5, 1990. The suit alleges that UJB's reserves for loan losses were inadequate, resulting in inaccurate financial statements, and that the defendants made misleading positive statements about UJB's financial condition and failed to disclose negative information about UJB's lending policies, operations and finances, thus artificially inflating UJB's earnings and the prices of UJB's securities. The suit further alleges that UJB's internal credit review and controls were inadequate. The plaintiffs demand judgment including unspecified money damages, a declaration that all action taken at the 1990 Annual Meeting is null and void, a declaration that the shareholder rights plan is void, and attorneys' fees.

     UJB and the defendant directors and officers moved to dismiss the complaint. The District Court granted the motion in part. The plaintiffs appealed the District Court ruling to the U.S. Circuit Court of Appeals. Plaintiffs did not appeal dismissal of the derivative claims and voluntarily discontinued, with prejudice, the claim challenging UJB's 1990 Proxy Statement. On May 22, 1992 the U.S. Circuit Court of Appeals reversed in part the District Court's decision insofar as it dismissed certain claims in the complaint and remanded same to the District Court for further proceedings, including repleading by the plaintiffs. On March 22, 1993, the plaintiffs served a second Consolidated Amended Class Action Complaint which contained substantially the same claims (except for those that had been dismissed) as set forth in the prior Amended Complaint. UJB and the defendant directors and officers then moved to dismiss the Second Consolidated Amended Class Action Complaint and each claim for relief contained therein on various grounds. On September 13, 1993, the District Court denied the defendants' motion to dismiss the plaintiffs' claims under the Exchange Act and New Jersey common law and reserved decision on the motion with regard to plaintiffs' claims under the Securities Act. The plaintiffs subsequently stipulated to the dismissal with prejudice of their claims under the Securities Act on October 14, 1993. The defendants filed an Answer denying the allegations of the Second Consolidated Amended Class Action Complaint on October 28, 1993. Discovery commenced in January 1994. As permitted by New Jersey law, the expenses of the individual defendants are being advanced by UJB. The Board and management of UJB believe the allegations contained in the lawsuit to be lacking in merit and intend to defend this lawsuit vigorously.


     Section 16(a) of the Exchange Act requires UJB's executive officers and directors, and any persons owning ten percent or more of a registered class of UJB's equity securities, to file initial statements of beneficial ownership (Form 3), statements of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5) with the SEC and the NYSE. Persons filing such statements are required by SEC regulation to furnish the Company with copies of all such beneficial ownership statements filed under Section 16(a) of the Exchange Act.


     Based solely on its review of the copies of beneficial ownership statements received by it, or written representations from certain reporting persons that no beneficial ownership statements were required for those persons, UJB believes that during 1993 all beneficial ownership statements under Section 16(a) of the Exchange Act which were required to be filed by executive officers and directors of UJB in their personal capacities were filed in a timely manner, with three exceptions: A required Form 4 was not filed by Dennis Porterfield to report the purchase of 60 shares of Common Stock by his IRA in August 1993. As a consequence, Mr. Porterfield also failed to report the February 1993 exercise of an employee stock option which under SEC rules was exempt from immediate reporting but subject to reporting in the next required

Form 4 or 5. Mr. Porterfield reported both transactions on a Form 5 filed with respect to 1993. In two instances clerical errors in the Corporate Secretary's Department resulted in delayed reporting of stock option exercises which were exempt from immediate reporting under SEC rules but subject to reporting in the next required Form 4 or 5. A February 1993 exercise of an employee stock option by Mr. Semrod, which under SEC rules was exempt from immediate reporting was not reported in the next Form 4 filed in March 1993 reporting a family member's 382 share transaction, but was reported on his Form 5 for 1993. An April 1993 exercise of an employee stock option by Mr. Paneyko, which under SEC rules was exempt from immediate reporting was not reported on the next Form 4 filed in July 1993 reporting a family member's 100 share transaction, but was reported in an amendment to that Form 4 filed in September 1993.

                  CERTAIN INFORMATION AS TO EXECUTIVE OFFICERS

EMPLOYMENT AGREEMENT

     UJB entered into an employment contract with Mr. Semrod when he joined UJB in 1981. This contract renews annually for a one-year term, unless the contract is terminated for cause or due to disability or death, or notice of nonrenewal is given 120 days prior to its April 2d anniversary date. No notice of nonrenewal has been given. The contract provided for a minimum base salary of $200,000 per annum, subject to periodic review to reflect the impact of inflation, performance, and competitive compensation levels. Mr. Semrod's contract also provides for a cash bonus formula; however, since the establishment in 1982 of the Incentive Plan which provides for bonuses to key employees of UJB and its subsidiaries, Mr. Semrod's bonus has been calculated and paid under that Plan rather than under the contractual formula.

EXECUTIVE SEVERANCE PLAN


     In 1986 the UJB Board adopted the UJB Executive Severance Plan for the purposes of enhancing the ability of UJB to retain existing management and attract new executives and rewarding key executives for their service to the Company with reasonable compensation in the event of a termination of their employment under any of the circumstances set forth in the Plan. Key executives of the Company are eligible to be selected as Plan participants. The UJB Board has selected the following executive officers to be Plan participants: T. Joseph Semrod, John G. Collins, John R. Howell, Stephen H. Paneyko, John R. Haggerty, Larry L. Betsinger, Alfred M. D'Augusta, William F. Flyge, William J. Healy, James J. Holzinger, Sabry J. Mackoul, Richard F. Ober, Jr., Dennis Porterfield, Alan N. Posencheg and Edmund C. Weiss, Jr. Their period of participation will expire as of December 15, 1999.


     The Plan provides that, in the event a participant's employment is terminated by the Company, other than for Cause (as defined below), death, disability or retirement, or by the participant for Good Reason (as defined below), the participant is entitled, for a period of not less than 18 months and not more than 24 months, or, if earlier, until the participant's death, disability or retirement, to receive payments based upon the highest rate of base salary in effect for the participant during the 12-month period preceding the notice of termination and to remain an active participant in all employee benefit plans available to employees generally. The participant is also entitled to receive a prorated annual bonus for the year in which terminated, and to continue receiving perquisites for 12 months. The salary and employee benefit plans continuation period would be 24 months for Mr. Semrod and 18 months for all other current participants.

     For purposes of the Plan, "Cause" is defined to mean any of the following:
(i) the willful commission of an act that causes or that probably will cause substantial economic damage to the Company or substantial injury to its business reputation; (ii) the commission of an act of fraud in the performance of the participant's duties; (iii) a continuing willful failure to perform the duties of the participant's position with the Company or (iv) the order of a bank regulatory agency or court requiring the termination of the participant's employment. Willfulness is defined to be an act or failure to act done not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

     "Good Reason" for purposes of the Plan is defined to mean any of the following: (i) the assignment of duties which are inconsistent with, or the failure to assign duties which are consistent with, the participant's then current title and salary grade; (ii) removal of the participant from, or any failure to reappoint or reelect the participant to, the highest title held by him or her during the previous six-month period; (iii) a reduction in the participant's salary or the failure to grant increases in the participant's salary comparable to those granted executives of the Company of comparable title, salary grade and performance ratings; (iv) locating the participant's office anywhere other than at UJB's (or a subsidiary's) principal executive offices and (v) the failure by the Company to provide welfare benefits and perquisites substantially the same as or comparable to those presently provided to the participant.

     In the event a participant becomes entitled to the benefits described above and the participant subsequently obtains other employment, the participant's entitlement to the above-described benefits ceases and the participant becomes entitled to receive instead a lump sum payment equal to 50% of remaining base salary that would otherwise have been payable to the participant.

TERMINATION AGREEMENTS

     The Board of Directors has approved Termination Agreements with certain executive officers of UJB for the purposes of enhancing the ability of UJB to retain existing management and attract new executives and of rewarding key executives for their service to the Company with reasonable compensation in the event their employment is terminated as provided in the Termination Agreements. In the Termination Agreements, each officer has agreed that in the event any person or entity takes certain steps designed to effect a Change in Control (as defined below) of UJB, he will continue to perform his regular duties and services for the Company until such person or entity has abandoned or terminated efforts to effect a Change in Control or until a Change in Control has occurred. The following executive officers are currently parties to Termination Agreements with UJB: Messrs. Semrod, Collins, Howell, Paneyko, Haggerty, Betsinger, D'Augusta, Flyge, Healy, Holzinger, Mackoul, Ober, Porterfield, Posencheg and Weiss. The Termination Agreements provide that if, within three years after a Change in Control of UJB, the officer's employment with the Company is terminated by the Company, other than for Cause (as defined below), death, disability or retirement, or by the officer for Good Reason (as defined below), the officer is entitled to receive (i) a lump sum cash payment equal to one year's base salary at his highest rate in effect during the 12-month period preceding the notice of termination (not to exceed 2.99 times the average of the officer's annual compensation payable for the five years immediately preceding the Change in Control), and (ii) upon retirement an amount of total retirement benefits equal to that which the officer would have received from retirement plans of, or employment contracts with, the Company if his employment had continued for three years beyond his termination date or until his retirement, if earlier, and his rights were fully vested. The amount by which retirement benefits payable under the Termination Agreements exceeds the amount of retirement benefits otherwise payable to the officers represents an unfunded obligation of the Company for which no amounts have been set aside or accrued. A Termination Agreement terminates if the officer voluntarily ends his employment during any period when no effort to effect a Change in Control of UJB is then in progress.

     To come within the terms of the Termination Agreements the Change in Control of UJB must occur, or efforts designed to lead to a Change in Control of UJB must commence, before December 29, 1996. A "Change in Control" of UJB is defined to mean: (i) the acquisition by any person of beneficial ownership of 33 1/3% or more of the combined voting power of UJB's outstanding securities;
(ii) a change in the composition of majority membership of the Board of Directors over any two-year period; (iii) a change in ownership of UJB such that UJB becomes subject to the delisting of its Common Stock from the NYSE; (iv) the approval by the Board of the sale of all or substantially all of the assets of UJB and (v) the approval by the Board of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i), (ii) or (iii) above.

     The definition of "Cause" for purposes of the Termination Agreements parallels the definition of that term in the Executive Severance Plan described above. "Good Reason," for purposes of the Termination Agreements, is defined to mean: (i) the assignment of duties which are materially different or require substantially more business travel than duties prior to the Change in Control or which represent a significant reduction in authority and responsibility; (ii) removal from, or failure to reappoint or reelect the officer to the highest office held in the six months prior to the Change in Control; (iii) a reduction in the officer's salary or the failure to grant increases in salary comparable to those granted officers of comparable title, salary grade and performance ratings; (iv) the relocation of UJB's principal executive offices outside New Jersey, a change in the officer's base location to anywhere other than the Company's principal executive offices or the failure to pay reasonable relocation expenses where the officer has agreed to a relocation; (v) the failure to provide the officer with benefits and perquisites the same as or comparable to those received prior to the Change in Control or (vi) the failure of UJB to obtain the express written assumption of a Termination Agreement by any successor to UJB.

PENSION PLANS

     UJB maintains a noncontributory pension plan, qualified as a "defined benefit" pension plan under the Code, which applies to salaried employees, including executive officers, of UJB and its subsidiaries (the "Basic Plan"). Due to certain benefit restrictions placed on the Basic Plan by the Code, UJB also maintains a retirement restoration plan and a supplemental retirement plan applicable to all salaried employees covered by the Basic Plan (the "Supplemental Plans"). The following table sets forth the estimated total annual pension benefits payable under the Basic Plan and the Supplemental Plans at normal retirement (age 65) at the Years of Credited Service and salary levels indicated:

                               PENSION PLAN TABLE

                                               ANNUAL BENEFIT FOR YEARS OF CREDITED
    HIGHEST AVERAGE YEARLY                            SERVICE INDICATED(A)(B)
        BASE SALARY OF           -----------------------------------------------------------------
    CONSECUTIVE 60 MONTHS        15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
- ------------------------------   --------      --------      --------      --------      ---------
Earnings
     $125,000.................   $ 36,406      $ 48,541      $ 60,677      $ 72,812      $  75,000
                                                                                           (84,947)
     $150,000.................     43,906        58,541        73,177        87,812         90,000
                                                                                          (102,447)
     $200,000.................     58,906        78,541        98,177       117,812        120,000
                                                                                          (137,447)
     $250,000.................     73,906        98,541       123,177       147,812        150,000
                                                                                          (172,447)
     $300,000.................     88,906       118,541       148,177       177,812        180,000
                                                                                          (207,447)
     $400,000.................    118,906       158,541       198,177       237,812        240,000
                                                                                          (277,447)
     $450,000.................    133,906       178,541       223,177       267,812        270,000
                                                                                          (312,447)
     $500,000.................    148,906       198,541       248,177       297,812        300,000
                                                                                          (347,447)
     $600,000.................    178,906       238,541       298,177       357,812        360,000
                                                                                          (417,447)
     $700,000.................    208,906       278,541       348,177       417,812        420,000
                                                                                          (487,447)
     $800,000.................    238,906       318,541       398,177       477,812        480,000
                                                                                          (557,447)

- ---------------

(a) Years of Credited Service are defined by the plan as years of full-time employment after the employee has attained age 21.

(b) Amounts in parentheses ( ) are amounts payable where the 60% limit of the Basic Plan does not apply.

     Covered compensation, except as described below with respect to Mr. Howell, includes only base salary and is identical to amounts reported in the Summary Compensation Table under the column titled "(c) Salary". The benefits listed in the Pension Plan Table are not subject to offsets for Social Security or other benefits received by retirees. The listed benefits are those payable if the straight life annuity method of distribution is chosen. Years of Credited Service under the Basic Plan for the executive officers listed in the Summary Compensation Table, except as described below for Mr. Howell, are as follows: Mr. Semrod, 12 years; Mr. Collins, seven years; Mr. Paneyko, 11 years; Mr. Haggerty, 22 years.

     Mr. Semrod's employment contract provides for supplemental retirement benefits calculated in accordance with the formula of the Basic Plan, but without regard to the benefit limitations imposed by the Code and the Basic Plan, and credits Mr. Semrod with years of service commencing February 1, 1963 (an additional 19 years).

     Employees and former employees who formerly worked for United Jersey Bank/Commercial Trust (a predecessor bank to United Jersey Bank), including Mr. Collins, are covered for service before August 1, 1988 (January 1, 1987 in the case of Mr. Collins) by a defined benefit, noncontributory pension plan which provides for benefits lower than those described above for the Basic Plan of UJB. Mr. Collins has 16 Years of Credited Service under this plan. Such employees are covered by the Basic Plan and Supplemental Plans for service on and after August 1, 1988 (January 1, 1987 in the case of Mr. Collins).

     Pension benefits payable to employees and former employees of First Valley and its subsidiaries, including Mr. Howell, are calculated in accordance with the formula contained in the former First Valley Retirement Plan, which was merged into the Basic Plan effective December 31, 1990. For the Years of Credited Service and Average Compensation indicated in the Pension Plan Table, the First Valley formula provides for benefits lower than those described above for the Basic Plan. Covered compensation for those individuals covered by the First Valley formula, including Mr. Howell, includes salary as reported in the column titled "(c) Salary" of the Summary Compensation Table and the cash bonus reported, but not separately listed, in the column titled "(d) Bonus" of the Summary Compensation Table. Mr. Howell's covered compensation for 1993 under the First Valley formula of the Basic Plan was $379,750. Mr. Howell has 17 Years of Credited Service under the First Valley formula of the Basic Plan.

     Employees of UJB should refer to the more detailed Summary Plan Descriptions available to them.

       2. PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
                    TO INCREASE THE AUTHORIZED COMMON STOCK


     The Restated Certificate of Incorporation of UJB presently authorizes the issuance of up to 65,000,000 shares of Common Stock, par value $1.20 per share. At February 25, 1994 there were 51,796,087 shares of Common Stock issued and outstanding, approximately 3,000,000 shares reserved for issuance in connection with the acquisition of VSB Bancorp, Inc., 1,459,079 shares reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan and 6,583,062 shares reserved for issuance under the Company's various employee benefit plans, leaving only approximately 1,978,000 shares unissued and unreserved. Although there are no immediate plans for issuance of the additional Common Stock that would be authorized by approval of this proposal, the additional Common Stock would be available for stock splits and stock dividends, for acquisitions, for sale to raise new equity capital, for reserves in connection with employee benefit plans, for reserves in connection with the issuance of convertible debt or convertible preferred stock issues or for other corporate purposes deemed to be in the best interests of the Company and its shareholders. The Board of Directors therefore recommends to the shareholders that they approve the amendment to the Restated Certificate of Incorporation of UJB which would increase authorized Common Stock from 65,000,000 to 130,000,000 shares to give UJB the ability to take prompt advantage of market conditions and avoid the expense and delay, and possible loss of opportunity, that could result if a need for additional authorized Common Stock arose but a special meeting of shareholders first had to be held to authorize the issuance of the stock.



     UJB has not proposed an increase in the number of authorized shares of Common Stock since the Annual Meeting of Shareholders in April 1987, when shareholders approved an increase in the authorized Common Stock from 40,000,000 shares to 65,000,000 shares. Subsequent to that approval and increase, UJB issued approximately ten million shares of Common Stock in the merger with First Valley Corporation (1988), four million shares of Common Stock in a public offering (1992) and approximately 5 million shares of Common Stock through its Dividend Reinvestment Plan and various employee benefit plans, and expects to issue approximately three million shares in connection with the acquisition of VSB Bancorp, Inc. The remaining authorized but unissued and unreserved Common Stock would not be sufficient to permit the Board to approve similar issuances of Common Stock in the future, including issuances of Common Stock for the purpose of raising additional capital in support of the acquisition of bank branches and other assets. Additionally, prior to the last increase in authorized Common Stock, UJB issued Common Stock in connection with two 3-for-2 stock splits (September 1985 and September 1986). While the Board of Directors has no present plan to declare a stock split, it deems the ability to do so when circumstances warrant to be desirable. Currently, however, there are not sufficient authorized but unissued and unreserved shares to declare such a stock split, the purpose of which would be to ensure that UJB's shares are affordable to investors and to ensure that a sufficient number of shares are available for trading.


     The first paragraph of Article 3 of the Restated Certificate of Incorporation of UJB would be amended by deleting the material in brackets ([ ]) below and adding the material in boldface.

          3. The total number of shares of capital stock authorized and which may be issued by this Corporation is ONE HUNDRED THIRTY-FOUR MILLION (134,000,000) [Sixty-Nine Million (69,000,000)] shares, of which ONE HUNDRED THIRTY MILLION (130,000,000) [Sixty-Five Million (65,000,000)] shares of One and 20/100 Dollars ($1.20) par value each shall be designated as Common Stock, and of which Four Million (4,000,000) shares without par value shall be designated as Preferred Stock. All or any part of such authorized Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors as provided by law.


     Under New Jersey law the Board of Directors has authority to set the terms and conditions of issuance of the proposed additional Common Stock. Holders of shares of Common Stock are not entitled to cumulative voting rights or to preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of Common Stock. The Board may issue any authorized and unissued Common Stock without further shareholder vote, unless required for a particular transaction by applicable law or rules of the NYSE. NYSE rules presently require shareholder consent in connection with any transaction or series of related transactions, other than a public offering for cash, (i) if the Common Stock (including securities convertible into or exercisable for Common Stock) has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Common Stock;
(ii) if the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Common Stock; or (iii) if the issuance would result in a change in control of the Company.


     As described in the first two paragraphs of this proposal, there are appropriate business purposes for the increase in authorized Common Stock which are unrelated to any potential anti-takeover effect. However, the availability for issuance by the Board of Directors, without shareholder approval, of the additional shares of Common Stock could be viewed as having an "anti-takeover effect." Such additional shares of Common Stock (as well as the already authorized but unissued shares of Common Stock and Preferred Stock of UJB) could, within the limits of applicable law and the rules of the NYSE, be issued by the Board of Directors to a holder who might join the Board in opposing a takeover offer or other effort to change or influence control of UJB which was opposed by the Board. The potential for issuance of such securities could have, under certain circumstances, the effect of discouraging any such proposal and the issuance of such securities could have, under certain circumstances, the effect of defeating any such proposal. The proposed amendment to increase the authorized Common Stock is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company. Further, the Board of Directors does not have any current plans to use the issuance of additional shares of Common Stock for anti-takeover purposes.

     UJB's Restated Certificate of Incorporation contains other provisions approved by the shareholders in 1990 which have or could be considered to have an anti-takeover effect. The Restated Certificate of Incorporation contains a provision which divides the Board into three classes, each of which serves a three-year term. The classified board has the effect of making it more difficult for a person holding a significant percentage of the Company's Common Stock to replace the entire Board of Directors. Without a classified board, a potential acquiror could at a single meeting of shareholders obtain control of the Board and unilaterally approve an acquisition or other transaction that might not provide all shareholders with adequate consideration for their investment in UJB or treat all shareholders equally. In addition to any anti-takeover purposes, the Board also intended that the longer time period required to elect a majority of a classified board would contribute to the continuity and stability of the Company's affairs and policies.

     The Restated Certificate of Incorporation also contains a provision which helps ensure that the protections intended by the classified board will not be circumvented by an increase in the number of Board positions. The Restated Certificate of Incorporation requires that resolutions increasing the number of directors be approved by 80% of, as the case may be, directors holding office or shares of capital stock of the Company entitled to vote generally in the election of directors, voting as a single class.

     Separately, the Restated Certificate of Incorporation requires that any and all actions by the shareholders of the Company be taken at a duly called annual or special meeting of UJB's shareholders or pursuant to a unanimous written consent of shareholders. This provision enhances the likelihood that all proposed shareholder actions will be considered at a meeting of the shareholders after advance notice of the proposed action and adequate information is distributed.

     The Restated Certificate of Incorporation requires that any attempt to amend, alter, repeal or take any action inconsistent with any of the provisions described above -- the classified board of directors, the 80% approval requirement for increases in the number of Directors, the restriction limiting shareholder action to meetings and unanimous written consents -- become effective only if approved by the affirmative vote of the holders of 80% or more of the combined voting shares of the Company, voting as a single class. The requirement of an 80% or more affirmative shareholder vote for amendment or repeal gives a minority of the shareholders a veto power over any changes to the above-described provisions in UJB's Restated Certificate of Incorporation and prevents a shareholder with a majority of the voting power of UJB's voting stock from avoiding the requirements of these provisions by simply repealing them.


     In addition, the Company has in effect a shareholder rights plan (the "Rights Plan") pursuant to which holders of shares of Common Stock possess one preferred stock purchase right (a "Right") for each share of Common Stock held. Each Right entitles the holder to buy, as of the close of business on the tenth day following the occurrence of certain takeover-related events (the "effective time"), one-hundredth of a share of a new series of Preferred Stock, designated the Series R Preferred Stock, at $90 per one-hundredth share (the "exercise price"), with full shares having rights per share equal to 100 times the rights of Common Stock with respect to voting, dividends and distributions upon liquidation or merger as well as entitling the holder to an additional preferential dividend. Upon the occurrence of certain subsequently occurring events, holders of the Rights are entitled to purchase either shares of the Series R Preferred Stock (if not already purchased) or a number of shares of the "acquiring person" (as defined in the Rights Plan) equal in market value to twice the exercise price of the Rights. Exercise of the Rights in these circumstances would be substantially dilutive to the acquiring person because the Rights Plan precludes an acquiring person from exercising Rights otherwise attached to its shares. The Board has the power to redeem the Rights at any time but, after the effective time, it may do so only upon the majority vote of non-management Directors in connection with a business combination not involving the acquiring person. The combination of prohibitive dilution of the acquiring person's share values and the power of the Board to redeem the Rights is intended to encourage potential acquiring persons to negotiate with the Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals. This result is generally viewed as having an anti-takeover effect.



     The By-Laws of UJB also contain provisions which have or could be considered to have an anti-takeover effect. These provisions (i) empower the UJB Board to adopt rules and regulations governing meetings of UJB shareholders and empower the chairman of a meeting of UJB shareholders, subject to the rules and regulations adopted by the UJB Board, to adopt such rules, regulations and procedures and to take such acts which the chairman deems necessary, appropriate or convenient for the proper conduct of a shareholder meeting, and (ii) establish rules governing nominations for director and shareholder proposals made at meetings of shareholders and empower the chairman of the meeting to disallow nominations and shareholder proposals which are not made at least 70 days in advance of the particular meeting or which otherwise fail to comply with the conditions prescribed by the By-Laws. The foregoing By-Law provisions address legitimate concerns of the Board to provide for the safety of all shareholders and officers of UJB in attendance at shareholder meetings and to prevent costly or disorderly disruptions at meetings of the shareholders which undermine the interests of shareholders as a whole.



     The termination agreements and severance plan described on pages 18 through 20 of this Proxy Statement could also be viewed as having an anti-takeover effect.


     The Board cannot determine at the present time when, or for what purposes, the issuance of any authorized but unissued Common Stock will occur, as such decisions will be dependent largely upon market conditions or other factors existing at that time. Shareholders should recognize that, although the Board of Directors will issue Common Stock or convertible securities only when it considers such issuance to be in the best interests of UJB, the issuance of additional Common Stock or securities convertible into Common Stock, may, among other things, have a dilutive effect on earnings per share of Common Stock and on the equity and voting rights of holders of Common Stock.


     Holders of Common Stock are entitled to dividends if and as declared in the discretion of the Board and to one vote per share of Common Stock on all matters with respect to which holders of Common Stock are entitled to vote. See "OTHER MATTERS -- Shareholder Proposals" for the vote required to approve this Proposal No. 2.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.


                            3. SELECTION OF AUDITORS

     The Board of Directors recommends that the shareholders ratify the selection of KPMG Peat Marwick, independent certified public accountants, to audit the accounts of UJB for 1994.

     Representatives of KPMG Peat Marwick, who were also UJB's auditors for the year 1993, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO.
3.

                      4.  SHAREHOLDER PROPOSAL RELATING TO
                               CUMULATIVE VOTING

     UJB has received the following shareholder proposal from John J. Gilbert, 1165 Park Avenue, New York, N.Y. 10128-1210, who owns or represents a total of 999 shares of stock, and has been advised by the shareholder that it is his intention to present the proposal for consideration at the 1994 Annual Meeting:

     RESOLVED: That the stockholders of UJB Financial Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     REASONS: In the merger with First Valley Corporation in 1987, First Valley had cumulative voting.

     Because of various troubles and write offs the dividend was cut and still has not been restored to what it was before it was cut.

     While, perhaps, in our opinion, UJB has done better then many other banks that have failed because of not having cumulative voting, we still see the need for additional directors to speed up the resumption of a full dividend and higher. The shareowners should have the right to select independent directors of their choice with cumulative voting.

     A law enacted in California provides that state pension holdings, as well as state college funds, invested in shares be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors. Also, twenty states still have it mandatory.

     The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Thus, with many failures the result is that tax payers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

     Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting, won two awards. In FORTUNE magazine it was ranked second as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." We believe UJB Financial should follow their example.

     Please mark your proxy for this resolution.

RESPONSE OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

     Your Board of Directors opposes cumulative voting for the election of directors because it would allow holders of a minority of the Company's shares to elect one or more special-interest directors. The Board believes that a cohesive group of individuals able to work together in a timely and decisive manner on critical matters affecting the Company, with broad accountability to all shareholders, is necessary to provide effective leadership for UJB and PROTECT YOUR INVESTMENT.


     It is the Board's opinion that the only purpose of cumulative voting is to allow a special interest group to elect individuals beholden to the narrow bias of that constituency by "stacking" votes, rather than directors dedicated to the best interests of all shareholders, contrary to the principle of law that, once elected, each director must represent all shareholders. Given the number of partisan special interest groups and the wide divergency of interests, the proponent urges adoption of a voting system which could, at its worst, lead to factionalism, instability and paralysis of the Board of UJB, which would undermine the confidence of its customers.


     Contrary to the statement in the proposal, cumulative voting is not part of the democratic political process. The election system provided for by UJB's Restated Certificate of Incorporation and that of most other large public companies is the norm under the laws of New Jersey, Pennsylvania, Delaware, and New York. There is no evidence that cumulative voting produces more qualified directors than the normal system. Nine of your twelve current directors recommending against this proposal are independent from management and are not and have never been employees of UJB.

     The shareholder who submitted this proposal to change our system for electing directors, as he did last year to 28 other companies, none of whose shareholders approved it, has never proposed any person to the UJB Nominating Committee.

     The adoption of this proposal would not result in cumulative voting, as the proposal is only a recommendation to the Board of Directors. An amendment to the UJB Restated Certificate of Incorporation would have to be adopted by the Board and voted on by the shareholders, at additional expense to the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL NO. 4.

                      5.  SHAREHOLDER PROPOSAL RELATING TO
                              CONFIDENTIAL VOTING

     UJB has received the following shareholder proposal from Edward G. Lodge, 5 Silver Lake, Clayton, N.J. 08312, who owns 5,682 shares of stock, and has been advised by the shareholder that it is his intention to present the proposal for consideration at the 1994 Annual Meeting:

     WHEREAS, the company uses a system of proxy voting that does not ensure confidentiality:

     WHEREAS, in my opinion, such a non-confidential system undetermines corporate democracy by creating the potential for undue pressure on shareholders:

     WHEREAS, IF proxies are not kept SECRET, there exist the potential temptation for undue management pressure and/or coercion on shareholders who are owners, suppliers, loan customers and employees of the company.

     WHEREAS, I believe that confidential voting is necessary to preserve the integrity of the proxy system:

     RESOLVED, that the shareholders request that the Board of Directors:

     Take all necessary steps to implement a system of confidential voting whereby (a) all proxies, ballots and voting tabulations that identify shareholders shall be kept secret and (b) independent third parties shall tabulate such votes."

     The following is the statement submitted in support of this proposal:

I. CONFIDENTIAL VOTING IS ESSENTIAL TO CORPORATE DEMOCRACY AND PREVENTS ANY APPEARANCE OF IMPROPRIETY IN THE PROXY PROCESS


     Just as the secret ballot is a cornerstone of American political democracy, we believe that confidential voting is vital to corporate democracy. In our view, the value of the shareholder's right to exercise a proxy is greatly diminished if management can monitor how particular shareholders vote.


II.  CONFIDENTIAL VOTING HELPS TO ENSURE A LEVEL PLAYING FIELD IN PROXY CONTESTS

     The current non-confidential voting system gives management an unfair advantage in proxy contests. By allowing management to monitor how particular shareholders vote, non-confidential voting provides management with an opportunity to resolicit proxies in support of its position and exposes management to the temptation to pressure and/or coerce shareholders, particularly in a financial institution, where the shareholders are also suppliers, loan customers and/or employees of the Bank. Shareholders who submit proposals, such as this, are denied this opportunity because they do not have access to proxies already submitted. Confidential voting will help insure a level playing field by eliminating the possibility of management resolicitation.

III.  CONFIDENTIAL VOTING PRESERVES SHAREHOLDERS' INVESTMENT VALUE.

     I believe that one of the key attributes of stock ownership is the ability to vote on proxy matters without the potential for coercion or unfair influence. The ability to vote freely on proxy matters affords shareholders a voice in shaping the Company's future on issues of importance to them. Because of the potential for coercion or reprisal, non-confidential voting undermines this key attribute of stock ownership and may diminish the value of the stock accordingly.

     Our proposal calling for a system of confidential voting is not intended to inhibit communications between shareholders and management nor to imply that management has abused the voting process in the past. Our proposal simply seeks to bring the practices of the Company into line with a democratic system of voting which eliminates any possibility or appearance of improper influence and which has already been adopted by a number of other major corporations.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it unless you have marked to abstain.

RESPONSE OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.


     Your Board of Directors believes that this confidential voting proposal DOES NOT IN ANY WAY PRESERVE SHAREHOLDERS' INVESTMENT VALUE, will probably increase costs to the Company, and is not in the best interests of UJB shareholders. We believe that the existing system of free and open proxy voting, used by the majority of public companies for many years, protects shareholders' interests and assures that the fiduciary responsibilities of those who represent the individual beneficiaries of the investment and pension funds which invest in UJB are fully disclosed.

     As a shareholder, you have the ability to vote confidentially simply by holding shares in "street" name through a bank, broker or other nominee. Your Board believes that this proposal to keep shareholder votes secret is therefore unnecessary and may result in additional expense. Many of you choose to hold your shares "of record" precisely because you want the Board of Directors and management to know exactly how you, as the Company's owners, feel on various issues. Some shareholders use their proxy cards to express views or explain their votes. The Board would regret any change which would discourage this convenient and cost-free means of communication for shareholders, particularly those unable to attend the Annual Meeting.

     We also believe that members of your Board and others who may solicit proxies on their behalf should continue to have the opportunity to contact shareholders for a variety of reasons. They may need to contact shareholders whose proxy cards contain obvious errors or deficiencies so that they may correct their proxies and cast their votes as intended, or shareholders who have not returned their cards in order to encourage their participation and help assure a legally sufficient and substantial vote.

     Many shares today are held by large institutions, such as mutual funds, pension funds and banks, which have a fiduciary duty to vote those shares in the best interests of their shareholders, beneficiaries and customers. Concern has been expressed as to the concentration of corporate voting power in the hands of a few persons at these institutions who are not elected by anyone. Your Board of Directors believes that full disclosure of their decisions is in the best interests of the Company and its shareholders and will promote accountability.

     We believe that the present system of vote tabulation continues to work effectively and efficiently and maximizes communication between shareholders and the Board of Directors, and we see no reason to change to a more complex and expensive system.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL NO. 5.


                                 OTHER MATTERS


SOLICITATION OF PROXIES


     Proxies may be solicited by mail, telephone, telegram, facsimile transmission or other electronic methods and personal meetings and interviews. Certain executive officers and managerial and administrative employees of UJB and its subsidiaries may solicit proxies on behalf of UJB, for which such officers and employees will receive no additional compensation other than reimbursement for actual expenses incurred in connection therewith. UJB has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of $10,000, plus reasonable out-of-pocket expenses. UJB will also reimburse brokers or other persons holding shares in their names or in he names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares. UJB will bear all of the expenses incurred in connection with this solicitation.


SHAREHOLDER PROPOSALS

     The Board of Directors will consider and include in the Proxy Statement for the 1995 Annual Meeting proposals which meet the regulations of the Securities and Exchange Commission and New Jersey law. In order to be considered for inclusion, proposals must be received on or before November 11, 1994. Proposals should be addressed to the Secretary.

     The By-Laws of UJB provide that shareholder proposals which do not appear in the Proxy Statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of UJB not less than 70 and not more than 90 days before the date of the meeting; provided, however, that, if less than 80 days' notice or prior public disclosure of the date of the meeting has been given to shareholders, such notice, to be timely, must be received by the Secretary not later than the close of business on the tenth day following the day on which notice of the meeting or such public disclosure was made, whichever first occurs. Any such notice by a shareholder to the Secretary of UJB must be accompanied by (a) the name and address of the shareholder who intends to present the proposal for a vote, (b) a representation that such shareholder is a holder of record of shares entitled to vote at the meeting, (c) a description of all agreements, arrangements or understandings between such shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of such shareholder in the outcome of such vote and (d) such other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of such proposal pursuant to the proxy rules of the SEC.


     The vote of a plurality of the shares cast at the Annual Meeting is necessary to elect the five Directors. The vote of a majority of shares cast at the Annual Meeting is necessary to approve the amendment to the Restated Certificate of Incorporation of UJB increasing authorized Common Stock, to ratify the selection of independent certified public accountants and to adopt Proposals Nos. 4 and 5. For the purposes of determining the number of votes cast with respect to a matter, only those cast "for" or "against" are included. Abstentions on the proxy card will not be counted "for" or "against" for these purposes but will be counted as present for quorum purposes. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners will be treated as present for quorum purposes but also will not be counted as votes "for" or "against" for purposes of determining the number of votes cast.



     We urge you to sign, date and mail the white proxy enclosed with this mailing, in the postage-paid envelope provided, as promptly as possible.


     We sincerely hope that you will attend the meeting.

Dated: March 11, 1994
                                BY ORDER OF THE BOARD OF DIRECTORS

                                T. JOSEPH SEMROD
                                Chairman, President and
                                Chief Executive Officer

      IT IS IMPORTANT THAT YOUR SHARES ARE VOTED AT THE ANNUAL MEETING. SHAREHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE WHITE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE ACT TODAY.

                                     (MAP)




                                     NOTICE
                        ADMITTANCE TO THE ANNUAL MEETING
In order to accommodate our shareholders, admission to the Annual Meeting must be limited to shareholders, proxies, press and meeting staff. Two Welcome Desks will be set up to greet meeting attendees. If you hold stock in you own name, please proceed to the RECORD HOLDER Welcome Desk when you arrive. If you hold stock through a bank, broker or otherwise, please proceed to the STREET NAME Welcome Desk and please be prepared to furnish an account statement from your bank or broker, a copy of a proxy card mailed to you, or other proof of ownership of UJB Financial Corp. Common Stock. THOSE PERSONS WITHOUT SUCH PROOF WILL BE DELAYED UNTIL THE MEETING STAFF DETERMINES THERE IS ADEQUATE SEATING FOR ALL ATTENDEES AND MAY BE DENIED ADMITTANCE ALTOGETHER IF SEATING SPACE IS JUDGED INADEQUATE.

Attendees should at all times wear the official nametags provided by the Welcome Desks so the meeting staff is readily able to identify you as someone admitted to the meeting in accordance with the procedures administered by the Welcome Desks. If you own stock in your own name and plan to attend the Annual Meeting, please mark the appropriate box on the proxy card. If you wish to attend the Annual Meeting but will not be submitting a proxy card with the appropriate box marked, please notify UJB at the following address as soon as possible:
Corporate Secretary, ATT: Annual Meeting Admission, UJB Financial Corp., 301 Carnegie Center, P.O. Box 2066, Princeton, NJ 08543-2066. Doing this will allow us to prepare your official nametag in advance and eliminate unnecessary delays upon your arrival at the Annual Meeting.

                    APPENDIX TO ELECTRONIC FORMAT DOCUMENT


        Printed on the back cover of the Notice and Proxy Statement is a map showing directions to the Annual Meeting location.

PROXY

                             [UJB FINANCIAL LOGO]
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF UJB FOR THE ANNUAL MEETING ON APRIL 25, 1994


The undersigned hereby constitutes and appoints T.J. Dermot Dunphy, Elinor J. Ferdon and Henry S. Patterson II, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of UJB FINANCIAL CORP. to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey on Monday April 25, 1994, and at any adjournments thereof, on all matters coming before said meeting.

                 Election of Directors, Nominees:

                 T.J. Dermot Dunphy, Fred G. Harvey, Francis J. Mertz, T. Joseph Semrod, George L. Miles, Jr.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.

                                                             [SEE REVERSE SIDE]


[  ] Please mark your votes as in this example.                            1724

     This proxy, when properly signed and timely returned, will be voted in the manner you direct. If no direction is made, this proxy will be voted FOR the election of the listed Director nominees, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

 The Board of Directors recommends a vote FOR 1, 2 and 3 and AGAINST 4 and 5.

1. Election of Directors (See Reverse)

              [ ] FOR           [ ] WITHHELD

For, except vote witheld from the following nominee(s):

- -------------------------------------------------------

2. Approve increase in Authorized Common Stock.

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN


3. Approval of Independent Accountants

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN


4. Shareholder Proposal Regarding Cumulative Voting.

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN


5. Shareholder Proposal Regarding Confidential Voting.

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN




                                          [ ] Please mark this box if you plan
                                              to attend the Annual Meeting.

                                          The signer heregy revokes all proxies
                                          heretofore given by the signer to
                                          vote at said meeting or any
                                          adjournments thereof.

                                          Please date and sign exactly as name
                                          appears hereon. Joint owners should
                                          each sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such.

                                          ----------------------------------

                                          ----------------------------------
                                          SIGNATURE(S)                DATE

VOTING INSTRUCTION CARD

                             [UJB FINANCIAL LOGO]
                            SAVINGS INCENTIVE PLAN
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF UJB FINANCIAL CORP.
                   FOR THE ANNUAL MEETING ON APRIL 25, 1994


The undersigned hereby directs United Jersey Bank, Trustee of the UJB Financial Corp. Savings Incentive Plan, to vote all of the shares which are held in the undersigned's Plan accounts at the Annual Meeting of Shareholders of UJB FINANCIAL CORP., to be held on Monday, April 25, 1994 at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey, and at any adjournments thereof, as designated on the reverse, and in its discretion on such other matters as may properly come before the meeting.

                 Election of Directors, Nominees:

                 T.J. Dermot Dunphy, Fred G. Harvey, Francis J. Mertz, T. Joseph Semrod, George L. Miles, Jr.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

                                                             [SEE REVERSE SIDE]


[  ] Please mark your votes as in this example.                           4036

This card, when properly executed, will be voted in the manner you direct. If this card is not timely returned or properly executed, or if no direction is made, the Trustee will vote shares held in your Sub-Fund B account in the manner deemed by the Trustee to be in Plan participants' best interests, but will not vote shares held in your Sub-Fund E account.

 The Board of Directors recommends a vote FOR 1, 2 and 3 and AGAINST 4 and 5.

1. Election of Directors (See Reverse)

              [ ] FOR           [ ] WITHHELD

For, except vote witheld from the following nominee(s):

- -------------------------------------------------------

2. Approve increase in Authorized Common Stock.

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN


3. Approval of Independent Accountants

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN


4. Shareholder Proposal Regarding Cumulative Voting.

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN


5. Shareholder Proposal Regarding Confidential Voting.

              [ ] FOR           [ ] AGAINST          [ ] ABSTAIN




                                          THIS CARD MUST BE SIGNED EXACTLY AS
                                               YOUR NAME APPEARS HEREON


                                          ----------------------------------

                                          ----------------------------------
                                          SIGNATURE(S)              DATE